EXHIBIT 4



                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT

         The Registrant has entered into certain agreements with respect to long-term indebtedness, which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.


                                    OAKWOOD HOMES CORPORATION



                                    By: s/ Suzanne H. Wood
                                        -----------------------
                                        Suzanne H. Wood
                                        Executive Vice President